EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118845 and 333-141857) of Blue Ridge Real Estate Company (“Blue Ridge”) and Big Boulder Corporation (“Big Boulder”) of our report dated January 28, 2009, with respect to the combined financial statements of Blue Ridge and Big Boulder, which appears in the October 31, 2009 Annual Report on Form 10-K of Blue Ridge and Big Boulder, for the years ended October 31, 2008 and 2007.

/s/ ParenteBeard LLC

Wilkes-Barre, Pennsylvania

February 22, 2010